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                                                                     Exhibit 3.1

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            DOV PHARMACEUTICAL, INC.

      DOV Pharmaceutical Inc., a corporation organized and existing under the General Corporation Law (the "DGCL") of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

      FIRST: The Corporation's original certificate of incorporation was filed with the Secretary of State of Delaware on November 2, 2000, under the name DOV Pharmaceutical, Inc., and was amended by the Corporation's amended and restated certificate of incorporation filed with the Secretary of State of Delaware on November 20, 2000.

      SECOND: The Corporation's second amended and restated certificate of incorporation in the form attached hereto as EXHIBIT A has been duly adopted in accordance Sections 245 and 242 of the DGCL by the Corporation's directors and stockholders.

      THIRD: The Corporation's second amended and restated certificate of incorporation in the form attached hereto as EXHIBIT A has been duly approved by the stockholders of the Corporation in accordance with Section 228 of the DGCL.

      FOURTH: The second amended and restated certificate of incorporation so adopted reads in full as set forth on EXHIBIT A attached hereto and is incorporated herein.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President this ___ day of __________________, 2001.

                                        DOV Pharmaceutical, Inc.


                                        by: /s/ Bernard Beer
                                            ------------------------------------
                                            Name: Bernard Beer
                                            Title: President

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                                    EXHIBIT A

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            DOV PHARMACEUTICAL, INC.

                                    ARTICLE I

      The name of the Corporation is DOV Pharmaceutical, Inc.

                                   ARTICLE II

      The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

      The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV

      The total number of shares of stock that the Corporation has authority to issue is 40,000,000 shares, consisting of 30,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock") and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). A description of the respective classes and series of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of the Common Stock and Preferred Stock are as follows:

      A. SERIES B PREFERRED STOCK

      1. DESIGNATION AND NUMBER OF SHARES. The shares of such series shall be designated as "Series B Preferred Stock" ("Series B Preferred"). The number of shares initially constituting Series B Preferred shall be 354,643; provided that if more than such number of shares of Series B Preferred are issuable upon the exercise of rights (the "Rights") issued pursuant to that certain


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Convertible Promissory Note (the "Convertible Note") and that certain
Convertible Exchangeable Promissory Note (the "Exchangeable Note"), each dated January 21, 1999 (the Exchangeable Note, together with the Convertible Note, the "Elan Notes"), and issued by the Corporation in favor of Elan International Services, Ltd. ("EIS"), the Corporation's board of directors (the "Board") shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded providing for the number of shares of Series B Preferred authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the number of shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

      2. VOTING RIGHTS. The holders of Series B Preferred shall have the following voting rights:

            (a) So long as the holders of Series B Preferred own at least 10% of the capital stock of the Corporation, the holders of Series B Preferred, as a class, shall be entitled to nominate and elect one director to the Board. Such director shall be elected by the affirmative vote of a majority of the shares of Series B Preferred cast at a special meeting of such holders called for that purpose, and any vacancy of such Board seat shall be filled by a vote of such holders. This director shall have votes equal to 9.9% of all votes that may be cast at a meeting of the Board (including the vote of the director elected by the holders of Series B Preferred).

            (b) Except as provided herein or by applicable law, holders of Series B Preferred shall have no voting power and shall not be entitled to receive notice of any meetings of the Corporation's stockholders. Further, except as provided herein or by applicable law, the consent of the holders of Series B Preferred shall not be required to authorize or take any corporate action. In cases where a provision of law expressly confers the right to vote upon the holders of Series B Preferred each such holder shall be entitled to one vote for each share of such stock standing to such holder's name upon the Corporation's books.

      3. CONVERSION. The holders of Series B shall have conversion rights as follows:

            (a) At any time, upon the affirmative vote of 75% of the holders of Series B Preferred, each share of Series B Preferred shall be convertible, without payment of any additional consideration by the holder thereof, into one share of the Corporation's Common Stock.

            (b) The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall be sufficient to effect conversion of Series B Preferred.

      4. ADDITIONAL RIGHTS. Except as expressly set forth otherwise herein, the holders of Series B Preferred shall have the same rights as the holders of the Common Stock.

      B. SERIES C PREFERRED STOCK

      1. DESIGNATION. A total of 1,750,000 shares of the Preferred Stock shall be designated as series C convertible preferred stock ("Series C Preferred").


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      2. VOTING RIGHTS.

            (a) Holders of Series C Preferred are entitled to vote on any and all matters submitted to a vote of the stockholders. For such purposes, each holder of Series C Preferred is entitled to cast the number of votes it would have had the right to cast had all of its Series C Preferred been converted, as provided in Section 5, into Common Stock ("as Converted Basis"), as of the record date of the meeting at which such votes are to be cast or as of the date any written consent is taken, including any fraction of a share of Common Stock into which a holder's Series C Preferred would be convertible. Subject to
Section 2(b), holders of Series C Preferred do not have any right to vote their shares as a separate class, except as may be otherwise required by Delaware law. Each record holder of Series C Preferred is entitled to notice of all meetings or actions of stockholders.

            (b) So long as any shares of Series C Preferred remain outstanding, the Corporation shall not, without the affirmative vote by (or written consent of) the holders of a majority of the then outstanding shares of Series C Preferred, voting as a single class of preferred shares or as may be otherwise required by law or this Certificate:

            (i) amend this Certificate or the By-laws of the Corporation in any manner that would or could prejudice the rights of the holders of shares of Series C Preferred, including any such amendment (or similar effect that would occur by virtue of the merger or consolidation of the Corporation) that does any of the following:

                  (A) increases or decreases the par value of the issued shares of Series C Preferred;

                  (B) changes issued shares of Series C Preferred into a lesser number of shares of the same class unless in connection with such changes to reduce shares, an appropriate change is made in the Series C Conversion Price (as defined in Section 5(b)) and the powers, designations, preferences and relative, participating, optional and other special rights of the class remain the same as those designated herein for Series C Preferred, or into the same or a different number of shares of any other class, with or without par value, theretofore or then authorized;

                  (C) changes the terms of, or adds terms to, the terms of Series C Preferred in any manner prejudicial to the holders of such shares;

                  (D) changes the terms of issued shares of any class senior, junior or PARI PASSU to the shares of Series C Preferred in any manner prejudicial to the holders of shares of Series C Preferred;

                  (E) authorizes shares of another class that are convertible into, or authorizes the conversion of shares of another class into, shares of Series


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                  C Preferred or authorizes the Board to fix or alter conversion rights of shares of another class that are convertible into shares of Series C Preferred;

                  (F) provides, in the case of an amendment described in Section 2(b)(i)(A) or (B), that the stated capital of the Corporation shall be reduced or eliminated as a result of the amendment, or provides, in the case of Section 2(b)(i)(E), that the stated capital of the Corporation shall be reduced or eliminated upon the exercise of such conversion rights;

                  (G) changes substantially the purposes of the Corporation, or provides that thereafter an amendment to the Certificate may be adopted that changes substantially the purposes of the Corporation; or

                  (H) changes the Corporation into a nonprofit corporation.

            (ii) authorize, issue or sell or obligate itself to authorize, issue or sell any class of its capital stock or other securities (including debt securities) convertible into or exercisable for any equity security that ranks senior or PARI PASSU in right, either as to voting, dividends or upon liquidation, with the shares of Series C Preferred; provided that the Corporation may issue shares of Preferred Stock to EIS or an affiliate of EIS (as defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as the same may be amended from time to time, an "Affiliate") in connection with EIS's or an Affiliate's, as the case may be, exchange and retirement in full (the "Exchange") of the outstanding principal amount including (if EIS or an Affiliate so elects) accrued but unpaid interest under the Exchangeable Note into such shares of Preferred Stock ("EIS Preferred"). The Corporation may provide that the holders of EIS Preferred receive (a) non-cumulative dividend rights that rank PARI PASSU with the dividend rights of the holders of Series C Preferred and the holders of Series D Preferred; provided that the rate of such dividend right shall not exceed seven percent of the price per share at which EIS Preferred is issued in connection with the Exchange and (b) a liquidation right that ranks PARI PASSU or senior to the liquidation right of the holders of Series C Preferred; provided that such senior liquidation right shall not exceed the holders of EIS Preferred's pro rata share of the Initial Liquidation Amount (as defined below), which may be paid without further preference as follows: (1) to the holders of EIS Preferred, pro rata based upon a number equal to the Exchangeable Note Amount (as defined below), (2) to the holders of Series C Preferred and Series D Preferred (as defined in Section (C)(1)), pro rata based upon their respective percentages, determined by the Series C Preference Amount (as defined in Section B(4)(a)) and the Series D Preference Amount (as defined in Section C(4)(a)), of the number equal to the Series C Preference Amount; provided further that after payment in full of the Initial Liquidation Amount to the holders of Series C Preferred, Series D Preferred and EIS Preferred, the holders of Series C Preferred and Series D Preferred shall thereafter share pro rata in any remaining liquidation proceeds up to the aggregate of their respective Preference


                                       4
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            Amounts based upon the Series C Preference Amount and the Series D
            Preference Amount reduced in each case by their respective portions received of the Initial Liquidation Amount. "Initial Liquidation Amount" means the outstanding principal amount including (if EIS or an Affiliate so elects) accrued but unpaid interest of the Exchangeable Note (as of the date of Exchange of the Exchangeable Note, the "Exchangeable Note Amount") plus a number equal to the Series C Preference Amount;

            (iii) effect (a) any sale, lease, assignment, transfer or other conveyance of all or substantially all the assets or capital stock of the Corporation, (b) any recapitalization, reclassification, reorganization or any similar transaction with respect to any of its shares of capital stock, (c) any consolidation or merger involving the Corporation or (d) any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of;

            (iv) incur any indebtedness whatsoever in excess of an aggregate of $1,000,000 other than indebtedness (now or hereafter in existence)
            (x) to trade creditors in the ordinary course of business, or (y) pursuant to the Elan Notes, or senior indebtedness, without limit, ranking on a PARI PASSU basis with the portion (as calculated below) of the Series C Preference Amount with respect to the occurrence, relating to the note issued in connection with such indebtedness, of any of the events set forth in Section 1 of the agreement dated as of June 20, 2000, among the Corporation, EIS and the holders of Series C Preferred relating to PARI PASSU treatment upon liquidation (as defined therein) (the "Series C Liquidation Proceeds Agreement"), and funded by banks, bank holding companies, insurance companies and other investors customarily defined as institutional investors, such portion to be equal to the percentage of the Series C Preference Amount that the Series C Preference Amount bears to the aggregate of the Series C and Series D Preference Amounts;

            (v) pre-pay or make any advance payment on any indebtedness (now or hereafter in existence) of the Corporation except as may be required or permitted by the Corporation to discharge either of or both the Elan Notes or as required by other indebtedness permitted to be incurred pursuant to Section 2(b)(iv);

            (vi) redeem or repurchase any securities of the Corporation (including any indebtedness convertible into any equity securities of the Corporation); provided that the foregoing shall not apply to the Corporation's repurchase or redemption of shares of its capital stock (including the exercise of a right of first refusal upon a transfer of securities of the Corporation) pursuant to provisions contained in stock option agreements and common stock purchase agreements entered into under the Corporation's stock option plans with respect to the 1,992,500 shares reserved for issuance thereunder;

            (vii) declare or pay any dividends or distributions on any equity securities of the Corporation; or


                                       5
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            (viii) except pursuant to a merger or consolidation, increase the maximum size of the Board beyond nine members.

      3. DIVIDENDS RIGHTS.

      The holders of outstanding shares of Series C Preferred are entitled to receive dividends at the rate of $0.28 per share per annum, payable when, as and if declared by the Board out of funds legally available therefor, on a PARI PASSU basis with the holders of outstanding shares of Series D Preferred and, if the Exchangeable Note is exchanged by Exchange ("Exchanged"), on a PARI PASSU basis with the holders of outstanding shares of EIS Preferred, prior and in preference to any declaration or payment of any dividend on (i) Common Stock,
(ii) Series B Preferred and (iii) any other series of Preferred Stock that is or may be issued or outstanding in the future, in arrears on the first day of January of each year. The dividends provided for in this Section 3 shall not be cumulative.

      4. LIQUIDATION RIGHTS.

            (a) Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary (collectively, "Dissolution"), or, subject to Section 4(b), the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation, or the reorganization, consolidation or merger of the Corporation with or into any other company or companies, or a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of or sold (whether by the Corporation or the holders of outstanding capital stock), the holders of outstanding shares of Series C Preferred will be entitled to receive from the Corporation's assets available for distribution to stockholders cash in the amount of $4.04 per share, plus an amount equal to all declared but unpaid dividends on such shares (the "Series C Preference Amount"), pro rata with the holders of Series D Preferred based upon the Series C Preference Amount and the Series D Preference Amount and, if the Exchangeable Note is Exchanged, pro rata or such other basis authorized by Section B(2)(b)(ii) with the holders of EIS Preferred, but before any payment or distribution is made to the holders of Series B Preferred or Common Stock or shares of any class or series of capital stock of the Corporation other than such shares ranking PARI PASSU therewith; provided that any proceeds actually received by the holders of outstanding shares of Series C Preferred pursuant to the Series C Liquidation Proceeds Agreement or the Liquidation Proceeds Agreement, dated August __, 2001, among the Corporation, the holders of Series C Preferred and the holders of Series D Preferred (the "Liquidation Proceeds Agreement") shall reduce dollar-for-dollar the Series C Preference Amount.

            If, upon any such event, the Corporation has insufficient funds to pay the Series C Preference Amount, the holders of Series C Preferred shall share, pro rata with the holders of Series D Preferred based upon the Series C Preference Amount and the Series D Preference Amount and, if the Exchangeable
Note is Exchanged, pro rata or such other basis authorized by Section B(2)(b)(ii) with the holders of EIS Preferred, in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.


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            (b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation, nor the reorganization, consolidation or merger of the Corporation with or into any other company or companies, nor a transaction or a series of related transactions in which more than 50% of the voting power of the Corporation is disposed of or sold (whether by the Corporation or the holders of the outstanding capital stock), shall be deemed a Dissolution if the holders of at least 51% of the then outstanding shares of Series C Preferred elect to have such events not deemed a Dissolution by giving written notice to the Corporation; provided that such notice may be issued subject to the Corporation's receipt of a like notice from the Series D Preferred.

            (c) Upon Dissolution and after the payment in cash to the holders of outstanding shares of Series C Preferred of the Series C Preference Amount, all remaining assets legally available for distribution shall be distributed to the holders of Common Stock with all shares of Series C Preferred and Series D Preferred being treated as if converted into Common Stock (with respect to Series C Preferred, the "Series C Participation Right"); provided that the Corporation shall not be required to effect Dissolution as a result of a sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation, and if such Dissolution does not occur, the holders of Series C Preferred shall not be entitled to the Series C Participation Right; provided further that if the holders of outstanding shares of Series C Preferred have received the Series C Preference Amount in accordance with Section 4(a) upon (i) a reorganization, consolidation or merger of the Corporation or (ii) a transaction or a series of related transactions in which more than 50% of the voting power of the Corporation is disposed of or sold, the shares of Series C Preferred shall thereupon be deemed to be redeemed and the holders of Series C Preferred shall not be entitled to the Series C Participation Right.

            (d) If (i) the holders of Series C Preferred vote to convert their shares of Series C Preferred into Common Stock immediately prior to or in connection with an event specified in Section 4(a) or (ii) any holder of shares of Series C Preferred otherwise converts its shares of Series C Preferred into Common Stock in accordance with such holder's right under Section 5, the priorities and preferences set forth in this Section 4 shall be of no further effect and the holders of such Common Stock shall share all the assets of the Corporation available for distribution to all holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.

      5. CONVERSION RIGHTS.

            (a) CONVERSION. Each outstanding share of Series C Preferred, subject to the terms and conditions hereinafter set forth, shall be converted into fully paid and nonassessable shares of Common Stock at the Series C Conversion Price (as defined in Section 5(b)) in effect on the Series C Conversion Date (as defined in Section 5(c)), at the following times and pursuant to the following conditions: (i) at any time, at the option of the holder of such outstanding share of Series C Preferred; (ii) automatically and simultaneously upon the closing of a Public Offering (as defined in this Section 5(a)); or (iii) upon written notice to the Corporation at the election of the holders of 51% of the outstanding shares of Series C Preferred. The closing of a Public


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Offering means the consummation of the sale by the Corporation of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, where such sale yields gross proceeds of not less than $20,000,000 and is made pursuant to a firm commitment underwriting (a "Public Offering").

            (b) CONVERSION PRICE. Each share of Series C Preferred shall be convertible at an office or agency referred to below into a number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as is determined by dividing $4.04 by the Series C Conversion Price in effect on the Series C Conversion Date. As of November 20, 2000, the "Series C Conversion Price" was $4.04 per share, which price may be adjusted from time to time as provided in Section 5(f).

            (c) METHOD OF CONVERSION. In order to exercise such conversion privilege, the holder of any shares of Series C Preferred to be converted shall present and surrender the certificate(s) representing such shares of Series C Preferred during usual business hours at any office or agency of the Corporation maintained for the transfer of shares of Series C Preferred and shall deliver a written notice of its election to convert the shares of Series C Preferred represented by such certificate(s), or any portion thereof, specified in such notice. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for Common Stock issuable on such conversion is to be issued. If so required by the Corporation, any certificate for shares of Series C Preferred surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares of Series C Preferred or such holder's duly authorized representative. Each conversion of shares of Series C Preferred shall be deemed to have been effected on the date (the "Series C Conversion Date") on which the certificate or certificates representing such shares of Series C Preferred has or have been surrendered and any required notice and instruments of transfer received as aforesaid. Subject to the provisions of Section 5(f)(ix), the person or persons in whose name or names any certificate or certificates for Common Stock are issuable upon such conversion shall be deemed to have become the holder or holders of record of such Common Stock immediately prior to the close of business on the Series C Conversion Date. Subject to the provisions of Section 5(f)(ix), as promptly as practicable (and in any event within two business days) after the presentation and surrender for conversion, as herein provided, of any certificate or certificates for shares of Series C Preferred, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion. In case any certificate or certificates for shares of Series C Preferred are surrendered for conversion of less than all the shares of Series C Preferred represented thereby, the Corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Series C Preferred represented by such surrendered certificate or certificates that are not converted. The issuance of certificates for Common Stock issuable upon the conversion of shares of Series C Preferred, and the issuance of certificates representing shares of Series C Preferred not converted as described above, shall be at the Corporation's expense and without charge to the converting holder for any tax imposed on the Corporation in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Series C Preferred and the

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Corporation is not required to issue or deliver any such certificate unless and until the person requesting the issue thereof has paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

            (d) NO ADJUSTMENT FOR DIVIDENDS. With respect to any conversion of shares of Series C Preferred into Common Stock pursuant to this Section 5, no adjustment shall be made for dividends declared but as yet unpaid on the shares of Common Stock issuable upon conversion of Series C Preferred as of any record date prior to the Series C Conversion Date; provided that upon the conversion of such shares of Series C Preferred, the dividend declared but as yet unpaid on the shares of Series C Preferred shall be payable on the Common Stock issued upon such conversion as if such Common Stock were outstanding as of the record date for the determination of holders entitled to receive said dividend.

            (e) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued in connection with the exercise of any conversion right under this
Section 5, but in lieu of such fractional shares, the Corporation shall make a cash payment therefor based on the Series C Conversion Price on the Series C Conversion Date as reasonably determined in good faith by the Board.

            (f) CONVERSION PRICE ADJUSTMENTS. The Series C Conversion Price shall be subject to adjustment from time to time as follows:

            (i) COMMON STOCK ISSUED AT LESS THAN CONVERSION PRICE. If the Corporation issues or is deemed to have issued any Common Stock or options to acquire Common Stock or securities convertible into or exercisable for Common Stock other than Series C Excluded Shares (as defined in subsection (iv)) without consideration or for a consideration per share less than the Series C Conversion Price in effect immediately prior to such issuance (the "Additional Common Shares")

                  (A) at any time on or prior to December 20, 2001, then the Series C Conversion Price in effect immediately following each such issuance shall equal the lesser of the initial Series C Conversion Price set forth in Section 5(b) and the price per share at which such Additional Common Shares have been issued or may be acquired in such issuance. If, at any time prior to December 20, 2001, the holders of shares of Series C Preferred elect to convert their shares of Series C Preferred into Common Stock prior to the occurrence of such an issuance, and subsequent to such conversion but prior to December 20, 2001, the Corporation issues or is deemed to have issued Additional Common Shares without consideration or for a consideration per share less than the Series C Conversion Price in effect upon such prior conversion, then the Corporation shall promptly issue to such holders of Series C Preferred, for no additional consideration, but subject to any adjustment required by
                  Section 5(f)(ii)(C)(4), that number of shares of Common Stock equal to the difference obtained by subtracting the number of shares of Common Stock

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                  issued in connection with the conversion of the shares of
                  Series C Preferred from the quotient obtained by dividing (x) the dollar amount of total consideration paid for the shares of Common Stock issued upon such conversion by (y) such lesser price.

                  (B) at any time after December 20, 2001, but within 48 months of the issuance of Series D Preferred, the Series C Conversion Price in effect immediately following each such issuance shall be reduced, concurrently with such issuance, to a price (calculated to the nearest tenth of a cent) determined by using the following formula:

                              NCP = (CP X S) + (P X NS)
                                    ------------------
                                          S + NS

                  where

                  NCP = Series C Conversion Price following issuance of Additional Common Shares

                  CP  =       Series C Conversion Price prior to issuance of
                              Additional Common Shares

                  S   =       number of shares of Common Stock outstanding
                              (counting as outstanding Common Stock issuable upon conversion of convertible preferred securities and upon exercise of options and warrants outstanding at the time) prior to issuance of Additional Common Shares

                  P   =       price per share of Additional Common Shares

                  NS  =       number of Additional Common Shares issued.

            (ii) For the purposes of any adjustment of the Series C Conversion Price pursuant to Section 5(f)(i), the following provisions apply:

                  (A) CASH. In the case of the issuance of Common Stock for cash, the amount of the consideration deemed to be received by the Corporation shall be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any reasonable discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (B) CONSIDERATION OTHER THAN CASH. In the case of the issuance of Common Stock (other than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash will be deemed to be the fair value thereof (as determined in good faith by the Board, whose determination will be conclusive to the extent reasonable), irrespective of any accounting treatment; provided that such fair value as determined by the Board shall not exceed the aggregate Current Market Price (as defined in Section 5(g)) of the Common Stock being issued as of the date the Board authorizes the issuance of such Common Stock.

                  (C) OPTIONS AND CONVERTIBLE SECURITIES. In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) other than Series C Excluded Shares (as defined in Section 5(f)(iv)), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or (iii) options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable);

                        (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or other rights are issued and for a consideration equal to the minimum consideration (determined in the manner provided in Sections 5(f)(ii)(A) and (B)), if any, received or receivable by the Corporation upon the exercise of such options, warrants or other rights;

                        (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities are issued or such options, warrants or other rights are issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or other rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities and the exercise of any related options, warrants or other rights (the consideration in each case to be determined in the manner provided in Sections 5(f)(ii)(A) and (B));

                        (3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or other rights or conversion of or exchange of such convertible or exchangeable securities, or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including a change resulting from any subdivision, split-up, combination or reclassification thereof, the Series C Conversion Price as then in effect shall forthwith be readjusted to such Series C Conversion Price as would have been obtained had an adjustment been made upon such options, warrants or other rights not exercised becoming exercisable prior to such change, or securities not converted or exchanged becoming convertible or exchangeable prior to such change, upon the basis of such change;

                        (4) on the expiration or cancellation of any such options, warrants or other rights or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Series C Conversion Price has been adjusted upon such becoming exercisable, convertible or exchangeable, such Series C Conversion Price will forthwith be readjusted to such Series C Conversion Price as would have been obtained had an adjustment been made upon such options, warrants or other rights or securities being on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or other rights, or upon the conversion or exchange of such securities; and

                        (5) if the Series C Conversion Price has been adjusted upon such options, warrants or other rights being issued or such convertible or exchangeable securities being issued subject to Section 5(f)(ii)(C)(3), no further adjustment of the Series C Conversion Price shall be made for the actual issuance of Common Stock upon the issuance thereof.

            (iii) FUTURE CONVERSION PRICE PROTECTION. In the event the Corporation consummates a financing on or prior to December 20, 2001, and pursuant to the terms of such financing issues convertible securities or convertible debt containing conversion price adjustment protections equivalent to those set forth in Section 5(f)(i)(A) for a period or periods in excess of 18 months, the Corporation shall grant the holders of Series C Preferred an extension of such protections beyond December 20, 2001, by the amount of such excess time.

            (iv) EXCLUDED SHARES. "Series C Excluded Shares" means Common Stock issued or reserved for issuance by the Corporation: (a) as a stock dividend payable in shares of Common Stock; (b) upon any subdivision or split-up of the outstanding Common Stock; (c) upon conversion of Series B Preferred; (d) in an amount up to 1,992,500 shares pursuant to the Corporation's stock option plans; (e) upon exercise of outstanding warrants to purchase 299,123 shares of Common Stock; (f) upon the conversion of 1,750,000 shares of Series C Preferred and (g) upon the conversion of 1,345,000 shares of Series D Preferred.

            (v) STOCK DIVIDENDS/STOCK SPLITS, ETC. If the number of shares of Common Stock outstanding at any time after the date of issuance of the shares of Series C Preferred is increased by a stock dividend payable in Common Stock or by a subdivision or split-up of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision or split-up, as the case may be, the Series C Conversion Price shall be appropriately adjusted so that the holder of any shares of Series C Preferred thereafter converted are entitled to receive the number of shares of Common Stock of the Corporation that such holder would have owned immediately following such action had such shares of Series C Preferred been converted immediately prior thereto.

            (vi) COMBINATION OF SHARES. If the number of shares of Common Stock outstanding at any time after the date of issuance of the shares of Series C Preferred is decreased by a combination of the outstanding shares of Common Stock, then immediately after the effective date of such combination, the Series C Conversion Price shall be appropriately increased so that the holder of any shares of Series C Preferred thereafter converted are entitled to receive the number of shares of Common Stock of the Corporation that such holder would have owned immediately following such action had such shares of Series C Preferred been converted immediately prior thereto.

            (vii) REORGANIZATIONS, ETC. In the case of any capital reorganization of the Corporation, any reclassification of Common Stock, the consolidation of the Corporation with or the merger of the Corporation with or into any other entity (other than a reorganization or merger solely for the purpose of the change in the state of incorporation of the Corporation) or the sale, lease or other transfer of all or substantially all the assets of the Corporation to any other person or entity, each share of Series C Preferred will after such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer be convertible into the number of shares of capital stock or other securities or property to which the Common Stock issuable (at the time of such capital reorganization, reclassification, consolidation, merger, sale, lease, or other transfer) upon conversion of such shares of Series C Preferred would have been entitled upon such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series C Preferred shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be possible, to any shares of capital stock or other securities or property thereafter deliverable on the conversion of Series C Preferred. The subdivision or combination of Common Stock issuable upon conversion of Series

            C Preferred at any time outstanding into a greater or lesser number of shares of Common Stock (whether with or without par value) shall not be deemed to be a reclassification of the Common Stock of the Corporation for the purposes of this Section 5(f)(vi).

            (viii) EVIDENCES OF INDEBTEDNESS OR ASSETS. If the Corporation declares a distribution payable in securities, evidences of indebtedness, assets or property (excluding dividends payable solely in Common Stock) then, in each such case, each holder of Series C Preferred shall be entitled to receive a proportionate share of any such distribution as if it had converted into the number of shares of Common Stock of the Corporation into which its Series C Preferred would have been convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

            (ix) ROUNDING OF CALCULATIONS; MINIMUM ADJUSTMENT. All calculations under this Section 5(f) will be made to the nearest cent or the nearest 1/100th of a share; provided that no adjustment in the Series C Conversion Price shall be made if the amount of such adjustment would be less than $0.01 and provided further that any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of, and together with, any subsequent adjustment that, together with such amount and any other amount or amounts so carried forward, aggregates $0.01 or more.

            (x) TIMING OF ISSUANCE OF ADDITIONAL COMMON SHARES UPON CERTAIN ADJUSTMENTS. If this Section 5(f) requires that an adjustment shall become effective immediately after the record date for an event with respect to the holder of any Series C Preferred converted after such record date and before the occurrence of such event, the Corporation may defer until the occurrence of such event issuing to such holders the additional shares of Common Stock (or indebtedness or assets as the case may be) issuable (or distributable) upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock (or indebtedness or assets as the case may be) issuable (or distributable) upon such conversion before giving effect to such adjustment; provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares (or indebtedness or assets as the case may be) upon the occurrence of the event requiring such adjustment.

            (xi) APPLICABLE ADJUSTMENT. If more than one provision of this
            Section 5(f) requires an adjustment to the Series C Conversion Price for Series C Preferred and if the transaction in question can properly be treated as involving successive events each requiring such an adjustment, then all such adjustments shall be made successively and if they cannot be so treated the applicable adjustment shall be the largest adjustment lowering the Series C Conversion Price resulting from the application of any appropriate provision of this Section 5(f) to such event.

            (g) CURRENT MARKET PRICE. The "Current Market Price" at any date means the price per share of Common Stock on such date determined by the Board as provided in this Section 5(g). The Current Market Price will be the average of the daily closing prices per share of Common Stock for 30 consecutive business days ending no more than 15 business days before the day in question (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 business day period). The closing price for each day means the last reported sales price regular way or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the highest bid and the lowest asked prices quoted on the National Association of Securities Dealers Automated Quotation ("Nasdaq") System; provided that if the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, the Current Market Price per share of Common Stock will be deemed to be the fair value as reasonably determined by the Board (whose determination will be conclusive), irrespective of any accounting treatment; provided further that if within 15 days of receiving notice of an event under Section 5(f) requiring calculation of the Current Market Price, a holder of at least ten percent but no less than 100,000 shares of the currently outstanding Series C Preferred requests the appointment of an independent appraiser, the Board shall, within ten days of such request, appoint as an independent appraiser a nationally-known independent public accounting firm or investment bank and the Board shall direct such independent appraiser to conduct an appraisal and make a report on the Current Market Price of a share of Common Stock within 30 days of its appointment. The determination of the Current Market Price by such independent appraiser shall be final and binding upon the Corporation and the holders of Series C Preferred. The costs of such independent appraiser shall be paid by the Corporation if the Current Market Price so determined is at least five percent lower than that so determined by the Board; otherwise, such cost shall be paid by such requesting holders. Any independent appraiser so utilized shall agree to treat all information supplied by the Corporation in a confidential manner.

            (h) STATEMENT REGARDING ADJUSTMENTS. Whenever the Series C Conversion Price is adjusted as herein provided:

            (i) the Corporation shall compute the adjusted Series C Conversion Price in accordance with this Section 5 and will prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted Series C Conversion Price and the facts requiring such adjustment, and such certificate shall forthwith be filed at the office of the transfer agent or agents, if any, for Series C Preferred and at the principal office of the Corporation; and

            (ii) a notice stating that the Series C Conversion Price has been adjusted and setting forth the adjusted Series C Conversion Price and the facts requiring such adjustment shall, as soon as practicable, be mailed to the holders of record of the outstanding shares of Series C Preferred. Where appropriate, such notice may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 5(j).

            (i) CANCELLATION. All shares of Series C Preferred surrendered for conversion as herein provided in this Section 5 shall no longer be deemed to be outstanding and all rights with respect to such Series C Convertible Preferred Stock, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate, except only the right of the holders thereof to receive Common Stock or other assets or property in exchange therefor.

            (j) NOTICE TO HOLDERS. In the event that:

            (i) the Corporation takes action to make any distribution or dividend to the holders of any class of its capital stock;

            (ii) the Corporation takes action to offer for subscription pro rata to the holders of any class of its capital stock securities of any kind;

            (iii) the Corporation takes action to accomplish any capital reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all the assets of the Corporation; or

            (iv) the Corporation takes action looking to a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation;

then the Corporation shall (a) in case of such distribution, dividend or offering of subscription rights, at least ten days prior to the date or expected date on which the books of the Corporation are closed or a record has been taken for the determination of holders entitled to such distribution or subscription rights, and (b) in the case of any reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, at least ten days prior to the date or expected date when the same takes place, cause written notice thereof to be mailed to each holder of Series C Preferred at such holder's address as shown on the books of the Corporation. The notice to be given in accordance with this Section 5(j) shall also specify (x) the date or expected date on which the holders of any class of the Corporation's capital stock are entitled thereto, and (y) the date or expected date on which the holders of any class of the Corporation's capital stock are entitled to exchange their shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, as the case may be.

            (k) RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its treasury shares or its authorized but unissued Common Stock, for the purpose of effecting the conversion of Series C Preferred, the full number of shares of Common Stock then deliverable upon the conversion of all Series C Preferred then outstanding.

            (l) RECLASSIFICATION OF COMMON STOCK. For the purposes of this
Section 5, the term "Common Stock" means (i) the class of stock designated as the Common Stock of the Corporation on June 20, 2000, the date of filing of the Corporation's amended and restated form of certificate of designation, and (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value or from no par value to par value, or from par value to no par value. If at any time as a result of an adjustment made pursuant to the provisions of Section 5(f)(vi), the holder of any Series C Preferred thereafter surrendered for conversion becomes entitled to receive any shares of the Corporation other than shares of Common Stock, then the number of such other shares so receivable upon conversion of any Series C Preferred shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in
Section 5(f)(vi), and the other provisions of this Section 5 with respect to the Common Stock will apply on like terms to any such other shares.

            (m) TREASURY SHARES. For the purpose of this Section 5, the sale or other disposition of any Common Stock of the Corporation held in its treasury shall be deemed to be an issuance thereof.

            (n) APPROVALS. If any Common Stock to be reserved for the purpose of conversion of shares of Series C Preferred requires registration with or approval of any governmental authority under any federal or state law or of the Nasdaq System before such shares may be validly issued or delivered upon conversion, the Corporation shall in good faith and as expeditiously as possible secure such registration or approval, as the case may be. If, and so long as, any shares of Common Stock into which Series C Preferred are then convertible are listed on any national securities exchange, the Corporation shall, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all such Common Stock issuable upon conversion.

            (o) VALID ISSUANCE. All Common Stock that may be issued upon conversion of shares of Series C Preferred shall upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result (including, without limitation, any action that would cause the Series C Conversion Price to be less than the par value, if any, of the Common Stock).

            (p) QUALIFIED PRIVATE OFFERING RIGHT OF CONVERSION. If the Corporation proposes to make a sale of equity securities of the Corporation (or notes convertible into such securities) to a financial investor (who is not also a strategic investor) in an amount equal to at least $10,000,000 ("Qualified Private Offering"), the holders of shares of Series C Preferred shall have the option to exchange any of or all their shares of Series C Preferred (the total consideration paid for the shares elected by any holder to be converted or exchanged being referred to as the "Converted Portion") for the securities or debt proposed to be issued in connection with such Qualified Private Offering with the same powers, designations, preferences and other special rights of such proposed securities or debt being offered to such financial investor. With respect to any Converted Portion of shares of Series C Preferred, the number of shares of new equity or debt securities to be issued for any such Converted Portion will be equal to the quotient obtained by dividing (x) such Converted Portion by (y) the Option Conversion Price (defined below). The "Option Conversion Price" applicable to any Converted Portion shall equal the per share issue price of the equity or debt securities issued in such Qualified Private

Offering, or the initial per share conversion, exchange or exercise price, as applicable, of any securities or other rights of the Corporation convertible, exchangeable or exercisable into or for such equity or debt securities issued in such Qualified Private Offering, as applicable. The right of exchange or conversion is in addition to and not exclusive of the preemptive rights set forth in Section 6. The right of conversion or exchange granted hereunder will terminate if unexercised within 30 days after receipt of the notice described in
Section 6(b) with respect to such proposed issuance.

            (q) CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions, then the Board will make an appropriate adjustment in the number of shares of Common Stock obtainable upon conversion of Series C Preferred so as to fairly protect the rights of the holders of Series C Preferred.

      6. PREEMPTIVE RIGHTS.

            (a) Until any time prior to the date that is 30 days following the closing of a Public Offering, the Corporation hereby grants to the holders of such Series C Preferred a right to purchase any New Securities (as defined below) that the Corporation may, from time to time, propose to issue and sell (including any New Securities proposed to be issued and sold in connection with a Qualified Private Offering). Such right shall allow the holders of shares of Series C Preferred to purchase the number of the New Securities proposed to be issued that would enable such holders to maintain their respective percentage ownership of Shares (as defined below) on a fully diluted basis taking into account all outstanding shares of Common Stock, all shares of Common Stock issuable upon conversion of outstanding shares of Series B Preferred, Series C Preferred, Series D Preferred and outstanding blank check preferred stock, but not any unexercised outstanding options, warrants or other securities convertible into or exchangeable for shares of Common Stock of the Corporation ("Pro Rata Portion"). The preemptive rights granted hereunder shall terminate if unexercised within 30 days after receipt of the notice described in Section 6(b) below. "New Securities" for the purposes of this Section 6 means any capital stock of the Corporation (including treasury shares), whether now authorized or not, and all rights, options, or warrants to purchase such capital stock and securities of any type whatsoever that are, or may become, convertible into or exchangeable for capital stock; provided that the term "New Securities" for the purposes of this Section 6 does not include (i) securities issued upon the conversion of any of the shares of Series B Preferred, Series C Preferred or Series D Preferred into shares of Common Stock in accordance with this Certificate; (ii) any stock options now issued or granted or hereafter granted pursuant to the stock option plans of the Corporation in existence on the date hereof, and any shares of Common Stock issued upon the exercise thereof; (iii) shares of Common Stock or other securities exercisable for or convertible into shares of Common Stock, issued pursuant to warrant agreements currently outstanding as of the date hereof, (iv) shares of Common Stock or other securities exercisable for, exchangeable into or convertible into shares of Common Stock issued pursuant to the Elan Notes and (v) shares of Common Stock issued pursuant to any stock split or stock dividend.

            (b) If the Corporation proposes to undertake an issuance of New Securities (including the issuance of New Securities in connection with a Qualified Private Offering), it shall promptly give the holders of record of shares of Series C Preferred written notice of its intention ("Series C New Issue Notice"), describing the class and number of New Securities it intends to issue, the purchase price therefor, the name of the investors that the Corporation proposes to issue such New Securities to and such investor's status as a financial investor or a strategic investor, and the terms upon which the Corporation proposes to issue the same. The holders of shares of Series C Preferred shall have 30 days from the date the Series C New Issue Notice is received by it to determine whether to purchase all or any portion of its Pro Rata Portion of such New Securities for the purchase price and upon the terms specified in the Series C New Issue Notice by giving written notice to the Corporation, stating thereon the quantity of New Securities to be purchased, and in the case of a Qualified Private Offering, the quantity of shares of Series C Preferred that such holder is electing to convert or exchange into the proposed New Securities.

            (c) Upon the issuance of New Securities, the holders of shares of Series C Preferred shall have a right of over-subscription such that if any of such holders fails to purchase its Pro Rata Portion, the other holders of shares of Series C Preferred shall, among them, have the right to purchase up to the balance of the New Securities not so purchased. Such right of over-subscription may be exercised by a holder of shares of Series C Preferred by such holder specifying in the Series C New Issue Notice its intent to purchase more than its Pro Rata Portion; provided that if as a result the portion of New Securities available for purchase hereunder is oversubscribed, the oversubscribing holders of shares Series C Preferred shall be cut back with respect to their over-subscriptions on a pro rata basis in accordance with their respective Pro Rata Portion or as they may otherwise agree among themselves.

      C. SERIES D PREFERRED STOCK

      1. DESIGNATION. A total of 1,400,000 shares of the Preferred Stock shall be designated as series D convertible preferred stock ("Series D Preferred").

      2. VOTING RIGHTS.

            (a) Holders of Series D Preferred are entitled to vote on any and all matters submitted to a vote of the stockholders. For such purposes, each holder of Series D Preferred is entitled to cast the number of votes it would have had the right to cast had all its Series D Preferred been converted, as provided in Section 5, into Common Stock ("as Converted Basis"), as of the record date of the meeting at which such votes are to be cast or as of the date any written consent is taken, including any fraction of a share of Common Stock into which a holder's Series D Preferred would be convertible. Subject to
Section 2(b), holders of Series D Preferred do not have any right to vote their shares as a separate class, except as may be otherwise required by Delaware law. Each record holder of Series D Preferred is entitled to notice of all meetings or actions of stockholders.

            (b) So long as any shares of Series D Preferred remain outstanding, the Corporation shall not, without the affirmative vote by (or written consent of) the holders of at least two-thirds of the then outstanding shares of Series D Preferred, voting as a single class of preferred shares as may be otherwise required by law or this Certificate:

            (i) amend this Certificate or the By-laws of the Corporation in any manner that would or could prejudice the rights of the holders of shares of Series D Preferred, including any such amendment (or similar effect that would occur by virtue of the merger or consolidation of the Corporation) that does any of the following:

                  (A) increases or decreases the par value of the issued shares of Series D Preferred;

                  (B) changes issued shares of Series D Preferred into a lesser number of shares of the same class unless in connection with such changes to reduce shares, an appropriate change is made in the Series D Conversion Price (as defined in Section 5(b)) and the powers, designations, preferences and relative, participating, optional and other special rights of the class remain the same as those designated herein for Series D Preferred, or into the same or a different number of shares of any other class, with or without par value, theretofore or then authorized;

                  (C) changes the terms of, or adds terms to, the terms of Series D Preferred in any manner prejudicial to the holders of such shares;

                  (D) changes the terms of issued shares of any class senior, junior or PARI PASSU to the shares of Series D Preferred in any manner prejudicial to the holders of Series D Preferred;

                  (E) authorizes shares of another class that are convertible into, or authorizes the conversion of shares of another class into, shares of Series D Preferred or authorizes the Board to fix or alter conversion rights of shares of another class that are convertible into shares of Series D Preferred;

                  (F) provides, in the case of an amendment described in Section 2(b)(i)(A) or (B), that the stated capital of the Corporation shall be reduced or eliminated as a result of the amendment, or provides, in the case of Section 2(b)(i)(E), that the stated capital of the Corporation shall be reduced or eliminated upon the exercise of such conversion rights;

                  (G) changes substantially the purposes of the Corporation, or provides that thereafter an amendment to the Certificate may be adopted that changes substantially the purposes of the Corporation; or

                  (H) changes the Corporation into a nonprofit corporation.

            (ii) authorize, issue or sell or obligate itself to authorize, issue or sell any class of its capital stock or other securities (including debt securities) convertible into or exercisable for any equity security that ranks senior in right, either as to voting, dividends or upon liquidation, with the shares of Series D Preferred; provided that the Corporation may issue shares of EIS Preferred in connection with the Exchange. The Corporation may provide that the holders of EIS Preferred receive a liquidation right that ranks senior to the liquidation right of the holders of Series D Preferred; provided that such senior liquidation right shall not exceed the holders of EIS Preferred's pro rata share of the Initial Liquidation Amount, which may be paid in accordance with Section B(2)(b)(ii), and after payment in full of the Initial Liquidation Amount to the holders of Series C Preferred, Series D Preferred and EIS Preferred, the holders of Series C Preferred and Series D Preferred shall thereafter share pro rata in any remaining liquidation proceeds up to the aggregate of their respective Preference Amounts based upon the Series C Preference Amount and the Series D Preference Amount reduced in each case by their respective portions received of the Initial Liquidation Amount;

            (iii) effect (a) any sale, lease, assignment, transfer or other conveyance of all or substantially all the assets or capital stock of the Corporation, (b) any recapitalization, reclassification, reorganization or any similar transaction with respect to any of its shares of capital stock, (c) any consolidation or merger involving the Corporation or (d) any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of;

            (iv) incur any indebtedness whatsoever in excess of an aggregate of $1,000,000 other than indebtedness (now or hereafter in existence)
            (x) to trade creditors in the ordinary course of business, or (y) pursuant to the Elan Notes, or senior indebtedness, without limit, ranking on a PARI PASSU basis with the portion (as calculated below) of the Series C Preference Amount with respect to the occurrence, relating to the note issued in connection with such indebtedness, of any of the events set forth in Section 1 of the Series C Liquidation Proceeds Agreement relating to PARI PASSU treatment upon liquidation (as defined therein), and funded by banks, bank holding companies, insurance companies and other investors customarily defined as institutional investors, such portion to be equal to the percentage of the Series C Preference Amount that the Series D Preference Amount bears to the aggregate of the Series C and Series D Preference Amounts;

            (v) pre-pay or make any advance payment on any indebtedness (now or hereafter in existence) of the Corporation except as may be required or permitted by the Corporation to discharge either of or both the Elan Notes or as required by other indebtedness permitted to be incurred pursuant to Section 2(b)(iv);

            (vi) redeem or repurchase any securities of the Corporation (including any indebtedness convertible into any equity securities of the Corporation); provided that the foregoing shall not apply to the Corporation's repurchase or redemption of shares of its capital stock (including the exercise of a right of first refusal upon a transfer of securities of the Corporation) pursuant to provisions contained in stock option agreements and common stock purchase agreements entered into under the Corporation's stock option plans with respect to the 1,992,500 shares reserved for issuance thereunder; or

            (vii) except pursuant to a merger or consolidation, increase the maximum size of the Board beyond nine members.

      3. DIVIDEND RIGHTS.

      The holders of outstanding shares of Series D Preferred are entitled to receive dividends at the rate of $0.70 per share per annum, payable when, as and if declared by the Board out of funds legally available therefor, on a PARI PASSU basis with the holders of outstanding shares of Series C Preferred and, if the Exchangeable Note is Exchanged, on a PARI PASSU basis with the holders of outstanding shares of EIS Preferred, prior and in preference to any declaration or payment of any dividend on (i) Common Stock, (ii) Series B Preferred and
(iii) any other series of Preferred Stock that is or may be issued or outstanding in the future, in arrears on the first day of January of each year. The dividends provided for in this Section 3 shall not be cumulative.

      4. LIQUIDATION RIGHTS.

            (a) Upon Dissolution or, subject to Section 4(b), the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation, or the reorganization, consolidation or merger of the Corporation with or into any other company or companies, or a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of or sold (whether by the Corporation or the holders of the outstanding capital stock), the holders of outstanding shares of Series D Preferred will be entitled to receive from the Corporation's assets available for distribution to stockholders cash in the amount of $10.00 per share, plus an amount equal to all declared but unpaid dividends on such shares (the "Series D Preference Amount"), pro rata with the holders of Series C Preferred based upon the Series C Preference Amount and the Series D Preference Amount and, if the Exchangeable Note is Exchanged, pro rata or such other basis authorized by Section C(2)(b)(ii) with the holders of the EIS Preferred, but before any payment or distribution is made to the holders of Series B Preferred or Common Stock, or shares of any class or series of capital stock of the Corporation other than such shares ranking PARI PASSU therewith; provided that any proceeds actually received by the holders of Series D Preferred pursuant to Liquidation Proceeds Agreement shall reduce dollar-for-dollar the Series D Preference Amount.

            If, upon any such event, the Corporation has insufficient funds to pay the Series D Preference Amount, the holders of Series D Preferred shall share, pro rata with the holders of Series C Preferred based upon the Series C Preference Amount and the Series D Preference Amount and, if the Exchangeable
Note is Exchanged, pro rata or such other basis authorized by Section C(2)(b)(ii) with the holders of EIS Preferred, in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

            (b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the

Corporation, nor the reorganization, consolidation or merger of the Corporation with or into any other company or companies, nor a transaction or a series of related transactions in which more than 50% of the voting power of the Corporation is disposed of or sold (whether by the Corporation or the holders of the outstanding capital stock), shall be deemed Dissolution if the holders of at least two-thirds of the then outstanding shares of Series D Preferred elect to have such events not deemed a Dissolution by giving written notice to the Corporation; provided that such notice may be issued subject to the Corporation's receipt of a like notice from the holders of Series C Preferred.

            (c) Upon Dissolution and after the payment in cash to the holders of Series D Preferred of the Series D Preference Amount, all remaining assets legally available for distribution shall be distributed to the holders of Common Stock with all shares of Series C Preferred and Series D Preferred being treated as if converted into Common Stock (with respect to Series D Preferred, the "Series D Participation Right"); provided that the Corporation shall not be required to effect Dissolution as a result of a sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation, and if such Dissolution does not occur, the holders of Series D Preferred shall not be entitled to the Series D Participation Right; provided further that if the holders of outstanding shares of Series D Preferred have received the Series D Preference Amount in accordance with Section 4(a) upon (i) a reorganization, consolidation or merger of the Corporation or (ii) a transaction or a series of related transactions in which more than 50% of the voting power of the Corporation is disposed of or sold, the shares of Series D Preferred shall thereupon be deemed to be redeemed and the holders of Series D Preferred shall not be entitled to the Series D Participation Right.

            (d) If (i) the holders of Series D Preferred vote to convert their shares of Series D Preferred into Common Stock immediately prior to or in connection with an event specified in Section 4(a) or (ii) any holder of shares of Series D Preferred otherwise converts its shares of Series D Preferred into Common Stock in accordance with such holder's right under Section 5, the priorities and preferences set forth in this Section 4 shall be of no further effect and the holders of such Common Stock shall share all the assets of the Corporation available for distribution to all holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.

      5. CONVERSION RIGHTS.

            (a) CONVERSION RIGHT. Each outstanding share of Series D Preferred, subject to the terms and conditions hereinafter set forth, shall be converted into fully paid and nonassessable shares of Common Stock at the Series D Conversion Price (as defined in Section 5(b)) in effect on the Series D Conversion Date (as defined in Section 5(c)), at the following times and pursuant to the following conditions: (i) at any time, at the option of the holder of such outstanding share of Series D Preferred; (ii) upon written notice to the Corporation at the election of the holders of 51% of the outstanding shares of Series D Preferred or (iii) automatically and simultaneously upon the closing of a Public Offering.

            (b) CONVERSION PRICE. Each share of Series D Preferred shall be convertible at an office or agency referred to below into a number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as is determined by dividing $10.00 by the Series D Conversion Price in effect on the Series D Conversion Date. As of the date this Certificate is filed with the Secretary of State of Delaware, the "Series D Conversion Price" is $10.00 per share, which price may be adjusted from time to time as provided in Section 5(f).

            (c) METHOD OF CONVERSION. In order to exercise such conversion privilege, the holder of any shares of Series D Preferred to be converted shall present and surrender the certificate(s) representing such shares of Series D Preferred during usual business hours at any office or agency of the Corporation maintained for the transfer of shares of Series D Preferred and shall deliver a written notice of its election to convert the shares of Series D Preferred represented by such certificate(s), or any portion thereof, specified in such notice. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for Common Stock issuable on such conversion is to be issued. If so required by the Corporation, any certificate for shares of Series D Preferred surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares of Series D Preferred or such holder's duly authorized representative. Each conversion of shares of Series D Preferred shall be deemed to have been effected on the date (the "Series D Conversion Date") on which the certificate or certificates representing such shares of Series D Preferred has or have been surrendered and any required notice and instruments of transfer received as aforesaid. Subject to the provisions of Section 5(f)(viii), the person or persons in whose name or names any certificate or certificates for Common Stock are issuable upon such conversion shall be deemed to have become the holder or holders of record of such Common Stock immediately prior to the close of business on the Series D Conversion Date. Subject to the provisions of Section 5(f)(viii), as promptly as practicable (and in any event within two business days) after the presentation and surrender for conversion, as herein provided, of any certificate or certificates for shares of Series D Preferred, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion. In case any certificate or certificates for shares of Series D Preferred are surrendered for conversion of less than all the shares of Series D Preferred represented thereby, the Corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Series D Preferred represented by such surrendered certificate or certificates that are not converted. The issuance of certificates for Common Stock issuable upon the conversion of shares of Series D Preferred, and the issuance of certificates representing shares of Series D Preferred not converted as described above, shall be at the Corporation's expense and without charge to the converting holder for any tax imposed on the Corporation in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Series D Preferred and the Corporation is not required to issue or deliver any such certificate unless and until the person requesting the issue thereof has paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

            (d) NO ADJUSTMENT FOR DIVIDENDS. With respect to any conversion of shares of Series D Preferred into Common Stock pursuant to this Section 5, no adjustment shall be made for dividends declared but as yet unpaid on the shares of Common Stock issuable upon conversion of Series D Preferred as of any record date prior to the Series D Conversion Date; provided that upon the conversion of such shares of Series D Preferred, the dividend declared but as yet unpaid on the shares of Series D Preferred shall be payable on the Common Stock issued upon such conversion as if such Common Stock were outstanding as of the record date for the determination of holders entitled to receive said dividend.

            (e) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued in connection with the exercise of any conversion right under this
Section 5, but in lieu of such fractional shares, the Corporation shall make a cash payment therefor based on the Series D Conversion Price on the Series D Conversion Date as reasonably determined in good faith by the Board.

            (f) CONVERSION PRICE ADJUSTMENTS. The Series D Conversion Price shall be subject to adjustment from time to time as follows:

            (i) COMMON STOCK ISSUED AT LESS THAN CONVERSION PRICE. If within 48 months of the issuance of Series D Preferred shares the Corporation issues or is deemed to have issued any Common Stock or options to acquire Common Stock or securities convertible into or exercisable for Common Stock other than Series D Excluded Shares (as defined in subsection (iii)) without consideration or for a consideration per share less than the Series D Conversion Price in effect immediately prior to such issuance (the "Additional Common Shares"), the Series D Conversion Price in effect immediately following each such issuance shall be reduced, concurrently with such issuance, to a price (calculated to the nearest tenth of a cent) determined by using the following formula:

                              NCP = (CP X S) + (P X NS)
                                    ------------------
                                          S + NS

                  where

                  NCP = Series D Conversion Price following issuance of Additional Common Shares

                  CP  =       Series D Conversion Price prior to issuance of
                              Additional Common Shares

                  S   =       number of shares of Common Stock outstanding
                              (counting as outstanding Common Stock issuable upon conversion of convertible preferred securities and upon exercise of options and warrants outstanding at the time) prior to issuance of Additional Common Shares

                  P   =       price per share of Additional Common Shares

                  NS  =       number of Additional Common Shares issued.

            (ii) For the purposes of any adjustment of the Series D Conversion Price pursuant to Section 5(f)(i), the following provisions apply:

                  (A) CASH. In the case of the issuance of Common Stock for cash, the amount of the consideration deemed to be received by the Corporation shall be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any reasonable discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (B) CONSIDERATION OTHER THAN CASH. In the case of the issuance of Common Stock (other than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash will be deemed to be the fair value thereof (as determined in good faith by the Board, whose determination will be conclusive to the extent reasonable), irrespective of any accounting treatment; provided that such fair value as determined by the Board shall not exceed the aggregate Current Market Price (as defined in Section B(5)(g)) of the Common Stock being issued as of the date the Board authorizes the issuance of such Common Stock.

                  (C) OPTIONS AND CONVERTIBLE SECURITIES. In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) other than Series D Excluded Shares (as defined in Section 5(f)(iii)), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or (iii) options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable);

                        (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or other rights are issued and for a consideration equal to the minimum consideration (determined in the manner provided in Sections 5(f)(ii)(A) and (B)), if any, received or receivable by the Corporation upon the exercise of such options, warrants or other rights;

                        (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities are issued or such options, warrants or other rights are issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or other rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities and the exercise of any related options, warrants or other rights (the consideration in each case to be determined in the manner provided in Sections 5(f)(ii)(A) and (B));

                        (3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or other rights or conversion of or exchange of such convertible or exchangeable securities, or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including a change resulting from any subdivision, split-up, combination or reclassification thereof, the Series D Conversion Price as then in effect shall forthwith be readjusted to such Series D Conversion Price as would have been obtained had an adjustment been made upon such options, warrants or other rights not exercised becoming exercisable prior to such change, or securities not converted or exchanged becoming convertible or exchangeable prior to such change, upon the basis of such change;

                        (4) on the expiration or cancellation of any such options, warrants or other rights or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Series D Conversion Price has been adjusted upon such becoming exercisable, convertible or exchangeable, such Series D Conversion Price will forthwith be readjusted to such Series D Conversion Price as would have been obtained had an adjustment been made upon such options, warrants or other rights or securities being on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or other rights, or upon the conversion or exchange of such securities; and

                        (5) if the Series D Conversion Price has been adjusted upon such options, warrants or other rights being issued or such convertible or exchangeable securities being issued subject to Section 5(f)(ii)(C)(3), no further adjustment of the Series D Conversion Price shall be made for the actual issuance of Common Stock upon the issuance thereof.

            (iii) Excluded Shares. "Series D Excluded Shares" means Common Stock issued or reserved for issuance by the Corporation: (a) upon conversion of Series B Preferred, Series C Preferred or Series D Preferred, or either of or both the Elan Notes; (b) in connection with stock dividends, splits, combinations and similar events; (c) in connection with any corporate partnering or strategic relationship, not to exceed on a cumulative basis the number of shares that represents 20% of the fully-diluted outstanding capital stock of the Corporation as of the date of filing of this Certificate; provided in each such case the consideration per share of such Common Stock or Preferred Stock is at least $8.00; (d) in connection with grants of shares of capital stock (or options) to employees, officers, directors and consultants of the Corporation pursuant to the Corporation's stock purchase or stock option plans approved by the Board, in an amount up to 1,992,500 shares; (e) in connection with acquisition transactions, not to exceed on a cumulative basis the number of shares that represents 20% of the fully-diluted outstanding capital stock of the Corporation as of the date of filing of this Certificate; provided that the consideration per share of such Common Stock or Preferred Stock is at least $8.00; and (f) upon the exercise of any warrants outstanding, warrants issued in connection with the sale of the Series D Preferred and up to a maximum grant of warrants to purchase up to 25,000 shares of capital stock of the Corporation issued during any 12-month period (with the first such period to commence upon the filing of this Certificate and with any unused portion thereof to carry forward into any subsequent period or periods), with an exercise price not less than fair market value of the Common Stock reasonably determined by the Board.

            (iv) Stock Dividends/Stock Splits, Etc. If the number of shares of Common Stock outstanding at any time after the date of issuance of the shares of Series D Preferred is increased by a stock dividend payable in Common Stock or by a subdivision or split-up of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision or split-up, as the case may be, the Series D Conversion Price shall be appropriately adjusted so that the holder of any shares of Series D Preferred thereafter converted are entitled to receive the number of shares of Common Stock of the Corporation that such holder would have owned immediately following such action had such shares of Series D Preferred been converted immediately prior thereto.

            (v) COMBINATION OF SHARES. If the number of shares of Common Stock outstanding at any time after the date of issuance of the shares of Series D

            Preferred is decreased by a combination of the outstanding shares of Common Stock, then immediately after the effective date of such combination, the Series D Conversion Price shall be appropriately increased so that the holder of any shares of Series D Preferred thereafter converted are entitled to receive the number of shares of Common Stock of the Corporation that such holder would have owned immediately following such action had such shares of Series D Preferred been converted immediately prior thereto.

            (vi) REORGANIZATIONS, ETC. In the case of any capital reorganization of the Corporation, any reclassification of Common Stock, the consolidation of the Corporation with or the merger of the Corporation with or into any other entity (other than a reorganization or merger solely for the purpose of changing the state of incorporation of the Corporation or with another entity in which the Corporation is the acquiring and surviving entity and that does not result in any reclassification or change of the Common Stock) or the sale, lease or other transfer of all or substantially all the assets of the Corporation to any other person or entity, each share of Series D Preferred shall after such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer be convertible into the number of shares of capital stock or other securities or property to which the Common Stock issuable (at the time of such capital reorganization, reclassification, consolidation, merger, sale, lease, or other transfer) upon conversion of such shares of Series D Preferred would have been entitled upon such capital reorganization, reclassification, consolidation, merger, sale, lease or other transfer; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series D Preferred shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be possible, to any shares of capital stock or other securities or property thereafter deliverable on the conversion of Series D Preferred. The subdivision or combination of Common Stock issuable upon conversion of Series D Preferred at any time outstanding into a greater or lesser number of shares of Common Stock (whether with or without par value) shall not be deemed to be a reclassification of the Common Stock of the Corporation for the purposes of this Section 5(f)(vi). The provisions of this Section 5(f)(vi) shall similarly attach to successive reclassifications, reorganizations, changes, and conversions.

            (vii) EVIDENCES OF INDEBTEDNESS OR ASSETS. If the Corporation declares a distribution payable in securities, evidences of indebtedness, assets or property (excluding dividends payable solely in Common Stock) then, in each such case, each holder of Series D Preferred shall be entitled to receive a proportionate share of any such distribution as if it had converted into the number of shares of Common Stock of the Corporation into which its Series D Preferred would have been convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

            (viii) ROUNDING OF CALCULATIONS; MINIMUM ADJUSTMENT. All calculations under this Section 5(f) shall be made to the nearest cent or the nearest 1/100th of a share;

            provided that no adjustment in the Series D Conversion Price shall be made if the amount of such adjustment would be less than $0.01 and provided further that any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of, and together with, any subsequent adjustment that, together with such amount and any other amount or amounts so carried forward, aggregates $0.01 or more.

            (ix) TIMING OF ISSUANCE OF ADDITIONAL COMMON SHARES UPON CERTAIN ADJUSTMENTS. If this Section 5(f) requires that an adjustment shall become effective immediately after the record date for an event with respect to the holder of any Series D Preferred converted after such record date and before the occurrence of such event, the Corporation may defer until the occurrence of such event issuing to such holders the additional shares of Common Stock (or indebtedness or assets as the case may be) issuable (or distributable) upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock (or indebtedness or assets as the case may be) issuable (or distributable) upon such conversion before giving effect to such adjustment; provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares (or indebtedness or assets as the case may be) upon the occurrence of the event requiring such adjustment.

            (x) APPLICABLE ADJUSTMENT. If more than one provision of this
            Section 5(f) requires an adjustment to the Series D Conversion Price for Series D Preferred and if the transaction in question can properly be treated as involving successive events each requiring such an adjustment, then all such adjustments shall be made successively and if they cannot be so treated the applicable adjustment shall be the largest adjustment lowering the Series D Conversion Price resulting from the application of any appropriate provision of this Section 5(f) to such event.

            (g) STATEMENT REGARDING ADJUSTMENTS. Whenever the Series D Conversion Price is adjusted as herein provided, the Corporation shall prepare a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment and the method by which such adjustment was calculated. Such certificate shall be signed by its chief financial officer and shall, as soon as practicable, be delivered to Series D Preferred holders of record (such delivered certificate shall constitute notice), filed at the principal office of the Corporation and, if applicable, filed at the office of the transfer agent or agents for the Series D Preferred. Where appropriate, such notice may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 5(i).

            (h) CANCELLATION. All shares of Series D Preferred surrendered for conversion as herein provided in this Section 5 shall no longer be deemed to be outstanding and all rights with respect to such Series D Preferred, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate, except only the right of the holders thereof to receive Common Stock or other assets or property in exchange therefor.

            (i) NOTICE TO HOLDERS. In the event that:

            (i) the Corporation takes action to make any distribution or dividend to the holders of any class of its capital stock;

            (ii) the Corporation takes action to offer for subscription pro rata to the holders of any class of its capital stock securities of any kind;

            (iii) the Corporation takes action to accomplish any capital reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all the assets of the Corporation; or

            (iv) the Corporation takes action looking to a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation;

then the Corporation shall (a) in case of such distribution, dividend or offering of subscription rights, at least ten days prior to the date or expected date on which the books of the Corporation are closed or a record has been taken for the determination of holders entitled to such distribution or subscription rights, and (b) in the case of any reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, at least ten days prior to the date or expected date when the same takes place, cause written notice thereof to be mailed to each holder of Series D Preferred at such holder's address as shown on the books of the Corporation. The notice to be given in accordance with this Section 5(i) shall also specify (x) the date or expected date on which the holders of any class of the Corporation's capital stock are entitled thereto, and (y) the date or expected date on which the holders of any class of the Corporation's capital stock are entitled to exchange their shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, as the case may be.

            (j) RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its treasury shares or its authorized but unissued Common Stock, for the purpose of effecting the conversion of Series D Preferred, the full number of shares of Common Stock then deliverable upon the conversion of all Series D Preferred then outstanding.

            (k) RECLASSIFICATION OF COMMON STOCK. For the purposes of this
Section 5, the term "Common Stock" means (i) the class of stock designated as the Common Stock of the Corporation on the date this Certificate was filed with the Secretary of State of Delaware, and (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value or from no par value to par value, or from par value to no par value. If at any time as a result of an adjustment made pursuant to the provisions of Section 5(f)(vi), the holder of any Series D Preferred thereafter surrendered for conversion becomes entitled to receive any shares of the Corporation other than shares of Common Stock, then the number of such other shares so receivable upon conversion of any Series D Preferred


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

shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 5(f)(vi), and the other provisions of this Section 5 with respect to the Common Stock will apply on like terms to any such other shares.

            (l) APPROVALS. If any Common Stock to be reserved for the purpose of conversion of shares of Series D Preferred requires registration with or approval of any governmental authority under any federal or state law or of the Nasdaq System before such shares may be validly issued or delivered upon conversion, the Corporation shall in good faith and as expeditiously as possible secure such registration or approval, as the case may be. If, and so long as, any shares of Common Stock into which Series D Preferred are then convertible are listed on any national securities exchange, the Corporation shall, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all such Common Stock issuable upon conversion.

            (m) TREASURY SHARES. For the purpose of this Section 5, the sale or other disposition of any Common Stock of the Corporation held in its treasury shall be deemed to be an issuance thereof.

            (n) VALID ISSUANCE. All Common Stock that may be issued upon conversion of shares of Series D Preferred shall upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result (including, without limitation, any action that would cause the Series D Conversion Price to be less than the par value, if any, of the Common Stock).

            (o) QUALIFIED PRIVATE OFFERING RIGHT OF CONVERSION. If the Corporation proposes to effect a Qualified Private Offering, the holders of shares of Series D Preferred shall have the option to exchange any of or all their shares of Series D Preferred (the total consideration paid for the shares elected by any holder to be converted or exchanged being referred to as the "Series D Converted Portion") for the securities or debt proposed to be issued in connection with such Qualified Private Offering with the same powers, designations, preferences and other special rights of such proposed securities or debt being offered to such financial investor. With respect to any Series D Converted Portion of shares of Series D Preferred, the number of shares of new equity or debt securities to be issued for any such Series D Converted Portion will be equal to the quotient obtained by dividing (x) such Series D Converted Portion by (y) the Series D Option Conversion Price (defined below). The "Series D Option Conversion Price" applicable to any Series D Converted Portion shall equal the per share issue price of the equity or debt securities issued in such Qualified Private Offering, or the initial per share conversion, exchange or exercise price, as applicable, of any securities or other rights of the Corporation convertible, exchangeable or exercisable into or for such equity or debt securities issued in such Qualified Private Offering, as applicable. The right of exchange or conversion is in addition to and not exclusive of the preemptive rights set forth in Section (6). The right of conversion or exchange granted hereunder will terminate if unexercised within 30 days after receipt of the notice described in Section (6)(b) with respect to such proposed issuance.


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

            (p) CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions, then the Board will make an appropriate adjustment in the number of shares of Common Stock obtainable upon conversion of Series D Preferred so as to fairly protect the rights of the holders of Series D Preferred.

      6. PREEMPTIVE RIGHTS.

            (a) Until any time prior to the date that is 30 days following the closing of a Public Offering, the Corporation hereby grants to the holders of such Series D Preferred a right to purchase any New Securities (as defined below) that the Corporation may, from time to time, propose to issue and sell (including any New Securities proposed to be issued and sold in connection with a Qualified Private Offering). Such right shall allow the holders of shares of Series D Preferred to purchase the number of the New Securities proposed to be issued that would enable such holders to maintain their respective percentage ownership of Shares (as defined below) on a fully diluted basis taking into account all outstanding shares of Common Stock, all shares of Common Stock issuable upon conversion of outstanding shares of Series B Preferred, Series C Preferred, Series D Preferred and outstanding blank check preferred stock, but not any unexercised outstanding options, warrants or other securities convertible into or exchangeable for shares of Common Stock of the Corporation ("Pro Rata Portion"). The preemptive rights granted hereunder shall terminate if unexercised within 30 days after receipt of the notice described in Section 6(b) below. "New Securities" for the purposes of this Section 6 means any capital stock of the Corporation (including treasury shares), whether now authorized or not, and all rights, options, or warrants to purchase such capital stock and securities of any type whatsoever that are, or may become, convertible into or exchangeable for capital stock; provided that the term "New Securities" for the purposes of this Section 6 does not include (i) securities issued upon the conversion of any of the shares of Series B Preferred, Series C Preferred or Series D Preferred into shares of Common Stock in accordance with this Certificate; (ii) any stock options now issued or granted or hereafter granted pursuant to a stock option plan of the Corporation in existence on the date of filing of this Certificate, and any shares of Common Stock issued upon the exercise thereof; (iii) any warrants now issued, or hereafter issued by the Corporation or any subsidiary thereof up to a maximum grant of warrants to purchase up to 25,000 shares of capital stock of the Corporation during any 12-month period (with the first such period to commence upon the filing of this Certificate and with any unused portion thereof to carry forward into any subsequent period or periods), with an exercise price not less than fair market value of the Common Stock reasonably determined by the Board, and any shares of Common Stock issued upon the exercise thereof; (iv) shares of Common Stock or other securities exercisable for, exchangeable into or convertible into shares of Common Stock issued pursuant to the Elan Notes; and (v) shares of Common Stock issued pursuant to any stock split or stock dividend.

            (b) If the Corporation proposes to undertake an issuance of New Securities (including the issuance of New Securities in connection with a Qualified Private Offering), it shall promptly give the holders of record of shares of Series D Preferred written notice of its intention ("Series D New Issue Notice"), describing the class and number of New Securities it intends to issue, the purchase price therefor, the names (if known) of the investors that the Corporation proposes to issue such New Securities to and the terms upon which the Corporation proposes to issue the same. The holders of shares of Series D Preferred shall have 30 days from the date the Series D New Issue Notice is received by it to determine whether to purchase all or any part of its Pro Rata Portion of such New Securities for the purchase price and upon the terms specified in the Series D New Issue Notice by giving written notice to the Corporation, stating thereon the quantity of New Securities to be purchased, and in the case of a Qualified Private Offering, the quantity of shares of Series D Preferred that such holder is electing to convert or exchange into the proposed New Securities; provided that such holders shall not have the right pursuant to this Certificate to participate in a public offering of New Securities if such holders are not eligible to so participate under Securities and Exchange Commission laws, rules, regulations and interpretations then in effect or administered (collectively, "SEC Law") or counsel to the Corporation advises that such participation would present a material risk of violating SEC Law.

            (c) Upon the issuance of New Securities, the holders of shares of Series D Preferred shall have a right of over-subscription such that if any of such holders fails to purchase its Pro Rata Portion, the other holders of shares of Series D Preferred shall, among them, have the right to purchase up to the balance of the New Securities not so purchased. Such right of over-subscription may be exercised by a holder of shares of Series D Preferred by such holder specifying in the Series D New Issue Notice its intent to purchase more than its Pro Rata Portion; provided that if as a result the portion of New Securities available for purchase hereunder is oversubscribed, the oversubscribing holders of shares Series D Preferred shall be cut back with respect to their over-subscriptions on a pro rata basis in accordance with their respective Pro Rata Portions or as they may otherwise agree among themselves.

      D. UNDESIGNATED PREFERRED STOCK

      1. DESIGNATION. A total of 6,550,357 shares of the Corporation Preferred Stock shall remain Undesignated Preferred Stock ("Undesignated Preferred Stock").

      2. GENERAL. Subject to any limitations prescribed by law or this Certificate, the Board may provide for the issuance of the shares of Undesignated Preferred Stock in one or more classes or one or more series of stock within any class, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares to be included in each such class or series, and to fix the designation, voting powers, preferences, qualifications, privileges and rights of the shares of each such class or series and any qualifications, limitations and restrictions thereof. The Board may determine one or more of the following with respect to each class or series of such Undesignated Preferred Stock:

            (a) the distinctive class or serial designation and the number of shares constituting such class or series;

            (b) the dividend rates or the amount of dividends to be paid on the shares of such class or series, whether dividends shall be cumulative and, if so, from which date or dates,


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

the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

            (c) the voting powers, full or limited, if any, of the shares of such class or series;

            (d) whether the shares of such class or series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

            (e) the amount or amounts payable upon the shares of such class or series and any preferences applicable thereto in the event of voluntary liquidation, dissolution or winding up of the Corporation;

            (f) whether the shares of such class or series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares my be redeemed or purchased through the application of such fund;

            (g) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

            (h) the price or other consideration for which the shares of such class or series shall be issued;

            (i) whether the shares of such class or series that are redeemed or converted have the status of authorized but unissued shares of preferred stock and whether such shares may be reissued as shares of the same or any other class or series of stock; and

            (j) such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the Board may deem advisable.

            Subject to the authority of the Board as set forth in clause (i) above, any shares of Undesignated Preferred Stock shall, upon reacquisition thereof by the Corporation, be restored to the status of authorized but unissued Undesignated Preferred Stock under this subsection (2).

      E. COMMON STOCK.

      The voting, liquidation and dividend rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of each class or series of Preferred Stock, unless otherwise provided for herein or in the designation statement of such series of Preferred Stock.


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

      1. VOTING RIGHTS. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the shareholders of the Corporation.

      2. LIQUIDATION RIGHTS. Subject to the prior and superior right of the Preferred Stock and the participation rights of Series C Preferred and Series D Preferred set forth in Sections IV(B)(4)(c) and IV(C)(4)(b), upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive the remaining funds or assets to be distributed to stockholders after such event. Such funds or assets shall be paid to the holders of Common Stock and such Preferred Stock pro rata in accordance with the shares thereof held or deemed to be held by each of them.

      3. DIVIDENDS. The holders of Common Stock shall be entitled to receive such dividends from time to time as may be declared by the Board out of the funds lawfully available therefor.

                                    ARTICLE V

      The name and mailing address of each person who is to serve as a director until the next annual meeting of the stockholders and until their successor is elected and qualified, is as follows:

            Name                    Mailing Address
            ----                    ---------------

            Arnold S. Lippa         c/o DOV Pharmaceutical, Inc.
                                    433 Hackensack Avenue
                                    Hackensack, New Jersey 07601

            Bernard Beer            c/o DOV Pharmaceutical, Inc.
                                    433 Hackensack Avenue
                                    Hackensack, New Jersey 07601

            Zola Horovitz           c/o DOV Pharmaceutical, Inc.
                                    433 Hackensack Avenue
                                    Hackensack, New Jersey 07601

            Patrick Ashe            c/o DOV Pharmaceutical, Inc.
                                    433 Hackensack Avenue
                                    Hackensack, New Jersey 07601

            Mark Lampert            c/o DOV Pharmaceutical, Inc.
                                    433 Hackensack Avenue
                                    Hackensack, New Jersey 07601


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

                                   ARTICLE VI

      In furtherance and not in limitation of the powers conferred by statute, the Board may to adopt and amend the by-laws of the Corporation.

                                   ARTICLE VII

      Meetings of the stockholders may be held within or without the State of Delaware, unless otherwise specified in the by-laws.

                                  ARTICLE VIII

      Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

                                   ARTICLE IX

      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit. No amendment or repeal of this Section shall adversely affect the rights and protection afforded to a director of the Corporation under this Section for acts or omissions occurring prior to such amendment or repeal.

                                    ARTICLE X

      The Corporation reserves the right to amend any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

      Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of the DGCL order a meeting of the creditors or class of creditors or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.


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